UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2007

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	I.R.S. Employer Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

1-2578	OHIO EDISON COMPANY	34-0437786
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

1-2323	THE CLEVELAND ELECTRIC ILLUMINATING COMPANY	34-0150020
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

1-3583	THE TOLEDO EDISON COMPANY	34-4375005
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As has been previously disclosed by Ohio Edison Company (OE), The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (TE), wholly owned subsidiaries of FirstEnergy Corp., certain parties filed appeals to the Supreme Court of Ohio (Court) in connection with certain portions of the Rate Certainty Plan (RCP) approved by the Public Utilities Commission of Ohio (PUCO) for OE, CEI and TE (Companies).

In January 2006, the PUCO authorized the Companies to recover certain increased fuel costs through a fuel rider and to defer certain other increased fuel costs, all such costs to be incurred from January 1, 2006 through December 31, 2008, including interest on the deferred balances, providing for recovery of the deferred costs over a 25-year period through distribution rates.  Recovery of the deferred amounts was expected to begin on January 1, 2009 for OE and TE, and approximately May 2009 for CEI.  Through June 30, 2007, the deferred fuel costs, including interest, were $78 million, $53 million and $23 million for OE, CEI and TE, respectively.

On August 29, 2007, the Court concluded that the PUCO violated certain provisions of the Ohio Revised Code by permitting the Companies “to collect deferred increased fuel costs through future distribution rate cases, or to alternatively use excess fuel-cost recovery to reduce deferred distribution-related expenses” because fuel costs are a component of generation service, not distribution service, and because the Court did not believe the PUCO addressed whether the deferral was anticompetitive.  The Court remanded the matter to the PUCO for further consideration consistent with the Court’s Opinion on this issue and affirmed the PUCO’s Order in all other respects.

The Companies intend to file a Motion for Reconsideration with the Court to contest the Court’s interpretation.  Concurrently, the Companies also intend to file an application with the PUCO in response to the Court’s Opinion and lay out a plan for current recovery.  If the Court on reconsideration affirms the PUCO Order in its entirety, the Companies may withdraw the application.

Although unable to predict the ultimate outcome of this matter, the Companies intend to continue deferring the fuel costs pursuant to the RCP, pending the Court’s disposition of the Motion for Reconsideration to be filed by the Companies and the PUCO’s action with respect to the application the Companies intend to file.

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in FirstEnergy’s SEC filings, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the distribution rate cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the deferral of fuel costs) and the Pennsylvania Public Utility Commission (including Penn’s default service plan filing), the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan filing for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, any final adjustment in the purchase price per share under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in the registrants’ SEC filings, and other similar factors.  The registrants expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 30, 2007

FIRSTENERGY CORP.
Registrant

OHIO EDISON COMPANY
Registrant

THE CLEVELAND ELECTRIC
ILLUMINATING COMPANY
Registrant

THE TOLEDO EDISON COMPANY
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President, Controller and Chief Accounting Officer